Exhibit 99.1

Overland Storage Reports Third Quarter Fiscal 2014 Results

San Diego, CA – May 15, 2014 – Overland Storage (NASDAQ: OVRL), a trusted global provider of unified data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2014 third quarter ended March 31, 2014.

Eric Kelly, President and CEO of Overland Storage, said, “During the quarter, we completed the first phase of our continuing integration of Tandberg Data ahead of plan, and we continue to make good progress with our integration activities which are projected to be complete by the end of the calendar year. Through this process, we remain focused on leveraging the increased scale and resources of the combined company to maximize the growth opportunities we see with our expanded product and service portfolio, as well as the launch of our integrated virtualization and storage solutions, which we expect to occur in the next few months. We are seeing very positive customer responses to the combination of Overland and Tandberg, and believe that once fully integrated, we will achieve the operational efficiencies to enable us to become a profitable and growing company.”

Recent Highlights:

•	Completed acquisition of Tandberg Data Holdings S.à r.l., a privately held global leader of data storage and data protection solutions on January 21, 2014.

•	Executing on strategic relationship with Sphere 3D to deliver a new purpose built virtual desktop infrastructure (VDI) appliance and software defined storage solution, which will include Overland’s NAS platform and be delivered through Overland’s channel partners.

Third Quarter Fiscal 2014 Financial Results

The following financial results for the third quarter of 2014 reflect contribution from the Tandberg acquisition for a partial quarter from January 22, 2014 through March 31, 2014 resulting in the exclusion of twenty-one days of Tandberg operations from Overland’s. On a pro forma basis, as described in footnote two to the interim condensed consolidated financial statement footnotes, net revenue for the three months ended March 31, 2014 is $22.3 million.

•	Net revenue for the third quarter of fiscal 2014 was $20.2 million, compared to $11.6 million for the third quarter of fiscal 2013 and $10.6 million in the second quarter of fiscal 2014. Product revenue for the third quarter of fiscal 2014 was $15.8 million, compared to $6.9 million for the third quarter of fiscal 2013 and $6.6 million in the second quarter of fiscal 2014.

•	Gross margin for the third quarter of fiscal 2014 was 32.5%, compared to 33.1% for the third quarter of fiscal 2013 and 34.5% in the second quarter of fiscal 2014.

•	Operating expenses for the third quarter of fiscal 2014 were $13.4 million, compared to $9.0 million in the third quarter of fiscal 2013 and $8.2 million for the second quarter of fiscal 2014.

•	Stock compensation expense was $1.0 million in the third quarter of fiscal 2014, compared to $1.2 million in the third quarter of fiscal 2013 and $0.8 million in the second quarter of fiscal 2014. Depreciation and amortization was $0.9 million in the third quarter of fiscal 2014 and $0.3 million in both the third quarter of fiscal 2013 and the second quarter of fiscal 2014.

•	Net loss for the third quarter of fiscal 2014 was $6.6 million, or a loss of $0.44 per share, compared to a net loss of $5.1 million, or a loss of $0.87 per share, in the third quarter of fiscal 2013 and a net loss of $4.3 million, or a loss of $0.59 per share, in the second quarter of fiscal 2014.

Cash and short-term investments at March 31, 2014 were $7.3 million, compared to cash of $8.8 million at June 30, 2013. At March 31, 2014, the Company had $4.4 million outstanding under its credit facilities and $9.5 million outstanding under its convertible notes.

Investor Conference Call:

Overland will host an investor conference call today, Thursday, May 15, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s third quarter fiscal 2014 financial results. To access the call dial 888-846-5003 (+1 480-629-9856 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4682043#, beginning 8:00 p.m. ET on May 15, 2014 through 11:59 p.m. ET on May 22, 2014.

About Overland Storage

Overland Storage is a trusted global provider of unified data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, and archival data storage, Overland makes it easy and cost effective to manage different tiers of information over time, whether distributed data is across the hall or across the globe. Overland SnapServer, RDX removable disk-based technology, SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a global channel of value-added resellers and system integrators. This channel model is supported by OEM agreements with major manufacturers. For more information, visit www.overlandstorage.com and http://www.tandbergdata.com/us/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to retain customers and retain and hire key personnel and maintain relationships with our suppliers, operating results and business generally; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland Storage, SnapServer, RDX, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

# # #

OVERLAND STORAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net revenue	$20,240	$11,642	$41,482	$35,952
Cost of revenue	13,668	7,790	27,675	23,560

Gross profit	6,572	3,852	13,807	12,392

Operating expenses:
Sales and marketing	5,228	4,662	12,268	13,140
Research and development	1,822	1,669	4,483	4,857
General and administrative	6,384	2,659	12,513	8,308

	13,434	8,990	29,264	26,305

Loss from operations	(6,862)	(5,138)	(15,457)	(13,913)
Interest expense	(273)	(179)	(856)	(267)
Other income (expense), net	(24)	235	(247)	79

Loss before income taxes	(7,159)	(5,082)	(16,560)	(14,101)
Provision for (benefit from) income taxes	(526)	4	(1,021)	121

Net loss	$(6,633)	$(5,086)	$(15,539)	$(14,222)

Net loss per share:
Basic and diluted	$(0.44)	$(0.87)	$(1.64)	$(2.49)

Shares used in computing net loss per share:
Basic and diluted	15,223	5,878	9,488	5,707

OVERLAND STORAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net revenue	$20,240	$10,636
Cost of revenue	13,668	6,970

Gross profit	6,572	3,666

Operating expenses:
Sales and marketing	5,228	3,295
Research and development	1,822	1,352
General and administrative	6,384	3,518

	13,434	8,165

Loss from operations	(6,862)	(4,499)
Interest expense	(273)	(269)
Other income (expense), net	(24)	(62)

Loss before income taxes	(7,159)	(4,830)
Provision for (benefit from) income taxes	(526)	(514)

Net loss	$(6,633)	$(4,316)

Net loss per share:
Basic and diluted	$(0.44)	$(0.59)

Shares used in computing net loss per share:
Basic and diluted	15,223	7,377

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	March 31,	June 30,
	2014	2013
	(Unaudited)	(Unaudited)
ASSETS
Cash	$2,441	$8,831
Restricted cash	600	—
Short-term investment — related party	4,902	—
Accounts receivable, net	14,298	6,640
Inventories	16,040	10,354
Other current assets	2,619	1,923

Total current assets	40,900	27,748
Property and equipment, net	5,785	2,014
Goodwill	19,434	—
Intangible assets, net	24,491	652
Other assets	1,178	989

Total assets	$91,788	$31,403

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$31,982	$21,064
Long-term debt	12,928	16,750
Other long-term liabilities	5,786	3,885
Shareholders’ equity (deficit)	41,092	(10,296)

Total liabilities and equity (deficit)	$91,788	$31,403